IX.	Code of Ethics
A.	Responsibility. It is the responsibility of all employees to ensure that HCM conducts its business with the highest level of ethical standards and to fulfill its fiduciary duties to its clients. A full copy of the HCM Code of Ethics is included in the Supplemental section of this manual.
B.	Duty to Clients. HCM has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. HCM must avoid any circumstances that might adversely affect or appear to affect its duty of loyalty to its clients.
C.	Privacy of Client Financial Information. A copy of HCM’s Privacy Principles is included in the Supplemental Section of this manual.
D.	Prohibited Acts
1.	Employing any device, scheme or artifice to defraud;
2.	Making any untrue statement of a material fact;
3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;
4.	Engaging in any fraudulent or deceitful act, practice, or course of business; or,
5.	Engaging in any manipulative practices.
E.	Conflicts of Interest. HCM has a duty to disclose potential and actual conflicts of interest to their clients. All IARs and solicitors have a duty to report potential and actual conflicts of interest to HCM. Gifts (other than de minimis gifts, valued under $200.00) should not be accepted from persons or entities doing business with HCM.
F.	Use of Disclaimers. HCM shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers.
G.	Duty to Supervise. Advisers Act Section 203(e)(5) The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on HCM’s behalf. Specific duties include, but are not limited to:
1.	Establish procedures reasonably expected to prevent and detect violations by its employees;
2.	Analyze its operations and create a system of controls to ensure compliance with applicable securities laws;
3.	Ensure that all employees fully understand HCM's policies and procedures; and,
4.	Establish an annual review process designed to provide reasonable assurance that HCM's policies and procedures are effective and are being followed.
H.	Personal Trading Policy. HCM's procedures governing personal trading are covered in Section XI of this manual and the Code of Ethics in the Supplemental section of this manual.
I.	Insider Trading. HCM’s procedures governing insider trading are covered in Section XII of this manual.